EXHIBIT 5

                             DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                               New York, NY 10017


                                            November 18, 1999

CVS Corporation
One CVS Drive
Woonsocket, RI 02895

Ladies and Gentlemen:

     We have acted as special counsel to CVS Corporation ("CVS") in connection with CVS' Registration Statement on Form S-8 (the "Registration Statement") filed on November 18, 1999 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration by CVS of (i) shares (the "CVS Plan Shares") of CVS common stock to be issued pursuant to the CVS 1999 Employee Stock Purchase Plan (the "CVS Plan") and (ii) shares (the "CVS/Soma Plan Shares", and together with the CVS Plan Shares, the "Shares") of CVS common stock to be issued upon exercise of options assumed by CVS (pursuant to Section 2.04(a) of the Agreement and Plan of Merger dated as of May 14, 1999 (the "Merger Agreement") among CVS, Soma Corporation ("Soma"), Thomas Pigott and Pluto Merger Corporation) that replace stock options of Soma granted under Soma's 1998 Stock Option Plan (the "CVS/Soma Plan").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

     In rendering this opinion we have assumed that prior to the issuance of any of the Shares the Registration Statement, as then amended, will have become effective under the Securities Act.

     On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized, and (i) the CVS Plan Shares, when issued and delivered in accordance with the terms and conditions of the CVS Plan, will be validly issued, fully paid and non-assessable and (ii) the CVS/Soma Plan Shares, when issued and delivered in accordance with the terms and conditions


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of the Merger Agreement and the CVS/Soma Plan, will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,



                                             Davis Polk & Wardwell